Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Very Strong Fiscal 2018 First Quarter Results

Q1 FY18 (all from continuing operations):

•	GAAP EPS of $.70, down 39 percent from the prior year; GAAP net income of $156 million

•	Adjusted EPS of $1.79*, up 22 percent versus prior year; up 18 percent excluding a $.06 benefit from new U.S. Tax Cuts and Jobs Act

•	Adjusted EBITDA margin of 33.2 percent*

Highlights

•
Gasification successes: continued progress toward $1.3 billion joint venture for Lu'An coal-to-syngas project in China; announced $3.5 billion syngas joint venture with Yankuang Group in China; signed agreement to acquire Shell's coal gasification technology business; announced syngas supply agreement for BPCL's new petrochemical project in Kochi, India

•	Announced major contracts for Samsung's next phases of expansion in both Pyeongtaek and Tangjeong, Korea

•	Increased quarterly dividend by 16 percent to $1.10

Guidance

•
Fiscal 2018 adjusted EPS guidance of $7.15 to $7.35 per share, up 13 to 16 percent over prior year, including an estimated $0.20 to $0.25 benefit from the US Tax Cuts and Jobs Act. Fiscal 2018 second quarter adjusted EPS guidance of $1.65 to $1.70 per share, up 15 to 19 percent over the fiscal 2017 second quarter, including an estimated $0.05 benefit from the US Tax Cuts and Jobs Act. This guidance excludes the Lu'An project and any other significant future acquisitions.

*The results and guidance in this release, including in the highlights above, include references to non-GAAP continuing operations measures. These exclude discontinued operations and are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP results can be found below.

LEHIGH VALLEY, Pa. (January 26, 2018) – Air Products (NYSE: APD) today reported GAAP net income from continuing operations of $156 million and GAAP diluted earnings per share (EPS) from continuing operations of $.70, down 38 and 39 percent, respectively from the prior year, for its fiscal first quarter ended December 31, 2017. These results included a net $239 million, or $1.09 per share, charge related to the U.S. Tax Cuts and Jobs Act ("Tax Act").
For the quarter, on a non-GAAP basis, adjusted net income from continuing operations of $395 million increased 23 percent and diluted adjusted EPS from continuing operations of $1.79 increased 22 percent over prior year. Excluding a $.06 benefit from the new Tax Act, EPS increased 18 percent.
The adjusted EPS benefit from the Tax Act in the first quarter was $.06 per share. Air Products expects the full-year adjusted EPS benefit of the Tax Act to be $0.20 to $0.25 per share, with an expected adjusted full-year tax rate of 20 to 21 percent. Non-GAAP results for the Company in the fiscal first quarter of 2018 exclude a net expense of $239 million due to the Tax Act, which includes an expense of $453 million for the cost of the deemed repatriation tax and adjustments to the future cost of repatriation from foreign investments, and a benefit of $214 million, primarily from the re-measurement of the Company's net U.S. deferred tax liabilities at the lower corporate tax rate. See reconciliation of non-GAAP measures starting on page 4.

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First quarter sales of $2.2 billion increased 18 percent from the prior year on 13 percent higher volumes, two percent higher pricing and three percent favorable currency. Volumes were higher in all three Industrial Gas regions, driven by new plants, a contract termination resulting in a plant sale in China, and base business growth.
For the quarter, adjusted EBITDA of $735 million increased 12 percent over the prior year, driven by the higher volumes and Asia pricing. Adjusted EBITDA margin of 33.2 percent decreased 160 basis points from the prior year, primarily driven by the China contract termination/plant sale and higher energy pass-through.
Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, “The committed and motivated team at Air Products delivered another excellent quarter of safety and financial results. Adjusted EPS of $1.79 was another quarterly record. This is also the 15th consecutive quarter that we have reported adjusted EPS growth. In addition, we are winning new projects and delivering on our growth strategy. We generated a significant amount of investable cash and announced a 16 percent increase to our quarterly dividend, making our annual dividend $4.40 per share.”

First Quarter Results by Business Segment

•
Industrial Gases – Americas sales of $910 million increased five percent over prior year, driven by higher volumes, primarily strong hydrogen demand. Adjusted EBITDA of $354 million increased one percent over the prior year, with higher volumes more than offsetting costs from higher planned maintenance outages. Adjusted EBITDA margin of 38.9 percent decreased 160 basis points from the prior year.

•
Industrial Gases – EMEA sales of $516 million increased 29 percent over prior year, driven by 17 percent higher volumes, as well as nine percent favorable currency and three percent favorable energy pass through. The higher volumes were primarily from a new hydrogen plant in India; merchant volumes were also positive. Adjusted EBITDA of $167 million increased 18 percent over the prior year, primarily driven by the volume increase and the positive currency impact. Adjusted EBITDA margin of 32.3 percent decreased 320 basis points from the prior year; excluding the impact of higher energy pass through and high natural gas prices in India, margins were roughly flat.

•
Industrial Gases – Asia sales of $644 million increased 47 percent over prior year, mainly due to the contract termination/plant sale in China; excluding this, volumes were up eight percent from both new plants and strong base merchant business. Pricing increased seven percent over prior year, driven by China merchant pricing. Adjusted EBITDA of $247 million increased 38 percent from the contract termination and plant sale, strong volumes, higher pricing and favorable currency. Excluding the contract termination/plant sale, adjusted EBITDA margins increased 240 basis points.

Outlook
Ghasemi said, “We continue to be optimistic about the future of Air Products. We cannot predict, and do not have control, over worldwide political or economic developments. But we do have control over the operational and growth performance of Air Products, and we feel confident we can deliver on our goals. We have a strong balance sheet – the best in the industry. We will continue to focus on safety, controlling our costs, and investing in the many strategic growth opportunities we see.”
Air Products expects fiscal 2018 adjusted EPS of $7.15 to $7.35 per share, up 13 to 16 percent over prior year, including an estimated $0.20 to $0.25 benefit from the Tax Act. For the fiscal 2018 second quarter, Air Products expects adjusted EPS of $1.65 to $1.70 per share, up 15 to 19 percent over the fiscal 2017 second quarter, including an estimated $0.05 benefit from the Tax Act. This guidance excludes the Lu'An project and any other significant future acquisitions.
The capital expenditure forecast for fiscal year 2018 is expected to be in the range of $1.2 to $1.4 billion on a GAAP and non-GAAP basis. This guidance excludes Lu'An and any other significant future acquisitions.
The Company adopted accounting guidance in the first quarter which revised the reporting of pension and postretirement expense to reclassify non-service costs from operating costs to non-operating income/expense. There is no impact to reported EPS. See Note 2 to the consolidated financial statements for more details.

Management has provided adjusted EPS and adjusted tax rate guidance on a continuing operations basis. While Air Products might have additional impacts from the Tax Act or incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Management does not believe these items to be representative of underlying business performance. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or the impact of the adjusted tax rate to a comparable GAAP range.

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Earnings Teleconference
Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 26 by calling (323) 994-2083 and entering passcode 9546225, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products
Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.
The Company had fiscal 2017 sales of $8.2 billion from continuing operations in 50 countries and has a current market capitalization of about $35 billion. Approximately 15,000 passionate, talented and committed employees from a diversity of backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this release is furnished. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, global or regional economic conditions and supply and demand dynamics in market segments into which the Company sells; political risks, including the risks of unanticipated government actions; acts of war or terrorism; significant fluctuations in interest rates and foreign currencies from that currently anticipated; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; our ability to execute the projects in our backlog; asset impairments due to economic conditions or specific events; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; costs and outcomes of litigation or regulatory investigations; the success of productivity and operational improvement programs; the timing, impact, and other uncertainties of future acquisitions or divestitures, including reputational impacts; the Company’s ability to implement and operate with new technologies; the impact of changes in environmental, tax or other legislation, economic sanctions and regulatory activities in jurisdictions in which the Company and its affiliates operate; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2017. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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* Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for share data)
The Company has presented certain financial measures on a non-GAAP (“adjusted”) basis and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, our non-GAAP measures are determined by adjusting the most directly comparable GAAP financial measure to exclude certain disclosed items (“non-GAAP adjustments”) that we believe are not representative of the underlying business performance. For example, Air Products restructured the Company to focus on its core Industrial Gases business. This had resulted in significant cost reduction and asset actions that we believe were important for investors to understand separately from the performance of the underlying business. The reader should be aware that we may incur similar expenses in the future. The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. Investors should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
During the first quarter of fiscal year 2018, we adopted accounting guidance on the presentation of net periodic pension and postretirement benefit cost. Certain prior year information has been reclassified to conform to the fiscal year 2018 presentation. Refer to Note 2, New Accounting Guidance, for additional information.
CONSOLIDATED RESULTS

	Continuing Operations
Q1 2018 vs. Q1 2017	Operating Income	Operating Margin(A)		Equity Affiliates' Income	Income Tax Provision	Net Income	Diluted EPS
2018 GAAP	$460.7	20.8%		$13.8	$291.8	$155.6	$.70
2017 GAAP	328.3	17.4%		38.0	78.4	251.6	1.15
Change GAAP	$132.4	340	bp	$(24.2)	$213.4	$(96.0)	$(.45)
% Change GAAP	40%			(64)%	272%	(38)%	(39)%
2018 GAAP	$460.7	20.8%		$13.8	$291.8	$155.6	$.70
Tax reform repatriation(B)	—	—%		32.5	(420.5)	453.0	2.06
Tax reform rate change and other(B)	—	—%		—	214.0	(214.0)	(.97)
2018 Non-GAAP Measure	$460.7	20.8%		$46.3	$85.3	$394.6	$1.79
2017 GAAP	$328.3	17.4%		$38.0	$78.4	$251.6	$1.15
Business separation costs	32.5	1.7%		—	3.7	26.5	.12
Tax costs associated with business separation	—	—%		—	(2.7)	2.7	.01
Cost reduction and asset actions	50.0	2.7%		—	8.8	41.2	.19
2017 Non-GAAP Measure	$410.8	21.8%		$38.0	$88.2	$322.0	$1.47
Change Non-GAAP Measure	$49.9	(100	)bp	$8.3	$(2.9)	$72.6	$.32
% Change Non-GAAP Measure	12%			22%	(3)%	23%	22%

(A)	Operating margin is calculated by dividing operating income by sales.

(B)	For additional information on the impact of the U.S. Tax Cuts and Jobs Act, including our equity affiliate impact, refer to Note 1, Income Taxes.

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ADJUSTED EBITDA
We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non‑operating income (expense), net, income tax provision (benefit), and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.
Below is a reconciliation of Income from Continuing Operations on a GAAP basis to Adjusted EBITDA:

2018	Q1	Q2	Q3	Q4	Total
Income from Continuing Operations(A)	$162.7				$162.7
Add: Interest expense	29.8				29.8
Less: Other non-operating income (expense), net	9.8				9.8
Add: Income tax provision(B)	291.8				291.8
Add: Depreciation and amortization	227.9				227.9
Add: Tax reform repatriation - equity method investment(B)	32.5				32.5
Adjusted EBITDA	$734.9				$734.9
2017	Q1	Q2	Q3	Q4	Total
Income from Continuing Operations(A)	$258.2	$310.1	$106.4	$480.5	$1,155.2
Add: Interest expense	29.5	30.5	29.8	30.8	120.6
Less: Other non-operating income (expense), net	(.2)	5.3	3.7	7.8	16.6
Add: Income tax provision (benefit)	78.4	94.5	89.3	(1.3)	260.9
Add: Depreciation and amortization	206.1	211.8	216.9	231.0	865.8
Add: Business separation costs	32.5	—	—	—	32.5
Add: Cost reduction and asset actions	50.0	10.3	42.7	48.4	151.4
Add: Goodwill and intangible asset impairment charge	—	—	162.1	—	162.1
Less: Gain on land sale	—	—	—	12.2	12.2
Add: Equity method investment impairment charge	—	—	79.5	—	79.5
Adjusted EBITDA	$654.9	$651.9	$723.0	$769.4	$2,799.2

(A)	Includes net income attributable to noncontrolling interests.

(B)	For additional information on the impact of the U.S. Tax Cuts and Jobs Act, including our equity affiliate impact, refer to Note 1, Income Taxes.

Q1 2018 vs. Q1 2017	Q1
Change GAAP
Income from continuing operations change	$(95.5)
Income from continuing operations % change	(37)%
Change Non-GAAP
Adjusted EBITDA change	$80.0
Adjusted EBITDA % change	12%

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Below is a reconciliation of segment operating income to Adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Segment Total
GAAP MEASURE
Three Months Ended 31 December 2017
Operating income (loss)	$217.2		$104.5		$175.5		$9.5	$(46.0)	$460.7
Operating margin	23.9%		20.3%		27.3%				20.8%
Three Months Ended 31 December 2016
Operating income (loss)	$223.3		$90.0		$118.4		$8.2	$(29.1)	$410.8
Operating margin	25.8%		22.5%		27.0%				21.8%
Operating income (loss) change	$(6.1)		$14.5		$57.1		$1.3	$(16.9)	$49.9
Operating income (loss) % change	(3)%		16%		48%		16%	(58)%	12%
Operating margin change	(190	) bp	(220	) bp	30	bp			(100	) bp
NON-GAAP MEASURE
Three Months Ended 31 December 2017
Operating income (loss)	$217.2		$104.5		$175.5		$9.5	$(46.0)	$460.7
Add: Depreciation and amortization	117.8		49.1		56.8		1.6	2.6	227.9
Add: Equity affiliates' income	18.6		13.1		14.2		.4	—	46.3
Adjusted EBITDA	$353.6		$166.7		$246.5		$11.5	$(43.4)	$734.9
Adjusted EBITDA margin	38.9%		32.3%		38.3%				33.2%
Three Months Ended 31 December 2016
Operating income (loss)	$223.3		$90.0		$118.4		$8.2	$(29.1)	$410.8
Add: Depreciation and amortization	111.8		42.2		46.7		2.0	3.4	206.1
Add: Equity affiliates' income	14.7		9.5		13.5		.3	—	38.0
Adjusted EBITDA	$349.8		$141.7		$178.6		$10.5	$(25.7)	$654.9
Adjusted EBITDA margin	40.5%		35.5%		40.7%				34.8%
Adjusted EBITDA change	$3.8		$25.0		$67.9		$1.0	$(17.7)	$80.0
Adjusted EBITDA % change	1%		18%		38%		10%	(69)%	12%
Adjusted EBITDA margin change	(160	) bp	(320	) bp	(240	) bp			(160	) bp

Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended
	31 December
Operating Income	2017	2016
Segment total	$460.7	$410.8
Business separation costs	—	(32.5)
Cost reduction and asset actions	—	(50.0)
Consolidated Total	$460.7	$328.3

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Below is a reconciliation of segment total equity affiliates' income to consolidated equity affiliates' income:

	Three Months Ended
	31 December
Equity Affiliates' Income	2017	2016
Segment total	$46.3	$38.0
Tax reform repatriation - equity method investment(A)	(32.5)	—
Consolidated Total	$13.8	$38.0

(A)	For additional information on the impact of the U.S. Tax Cuts and Jobs Act, including our equity affiliate impact, refer to Note 1, Income Taxes.

INCOME TAXES
The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. For additional discussion on the impacts of the U.S. Tax Cuts and Jobs Act, refer to Note 1, Income Taxes, to the consolidated financial statements.

	Effective Tax Rate
	Three Months Ended 31 December
	2017	2016
Income Tax Provision—GAAP	$291.8	$78.4
Income From Continuing Operations Before Taxes—GAAP	$454.5	$336.6
Effective Tax Rate—GAAP	64.2%	23.3%
Income Tax Provision—GAAP	$291.8	$78.4
Business separation costs	—	3.7
Tax costs associated with business separation	—	(2.7)
Cost reduction and asset actions	—	8.8
Tax reform repatriation	(420.5)	—
Tax reform rate change and other	214.0	—
Income Tax Provision—Non-GAAP Measure	$85.3	$88.2
Income From Continuing Operations Before Taxes—GAAP	$454.5	$336.6
Business separation costs	—	30.2
Cost reduction and asset actions	—	50.0
Tax reform repatriation - equity method investment	32.5	—
Income From Continuing Operations Before Taxes—Non-GAAP Measure	$487.0	$416.8
Effective Tax Rate—Non-GAAP Measure	17.5%	21.2%

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On a non-GAAP basis, we estimate that the Act reduced our effective tax rate by approximately 2.6%, or $.06 per share, for the three months ended 31 December 2017. The table below reflects what adjusted diluted EPS would have been excluding the benefit that primarily resulted from the reduced U.S. federal statutory rate for fiscal year 2018:

	Three Months Ended
	31 December
	2017	2016	Change	% Change
GAAP Diluted EPS	$.70	$1.15
Business separation costs	—	.12
Tax costs associated with business separation	—	.01
Cost reduction and asset actions	—	.19
Tax reform repatriation	2.06	—
Tax reform rate change and other	(.97)	—
Non-GAAP Diluted EPS	$1.79	$1.47	$.32	22%
Benefit from the Tax Act	(.06)	—
Non-GAAP Diluted EPS – Excluding the Act	$1.73	$1.47	$.26	18%

CAPITAL EXPENDITURES
We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash in the consolidated statements of cash flows within "Cash Provided by Operating Activities" if the arrangement qualifies as a capital lease.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure:

	Three Months Ended 31 December
	2017	2016
Capital expenditures for continuing operations—GAAP basis	$493.7	$248.0
Capital lease expenditures	6.4	4.0
Capital expenditures—Non-GAAP basis	$500.1	$252.0
We expect capital expenditures for fiscal year 2018 to be approximately $1,200 to $1,400 on a GAAP and non-GAAP basis.

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RETURN ON CAPITAL EMPLOYED (ROCE)
Return on capital employed (ROCE) is calculated on a continuing operations basis as earnings after-tax divided by five-quarter average total capital. Earnings after-tax is calculated based on trailing four quarters and is defined as the sum of net income from continuing operations attributable to Air Products, interest expense, after-tax, at our effective quarterly tax rate, and net income attributable to noncontrolling interests. This non-GAAP measure has been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt and total equity less noncontrolling interests and total assets of discontinued operations.

	2018		2017				2016
	Q1		Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net income from continuing operations attributable to Air Products	$155.6		$474.2	$104.2	$304.4	$251.6	$289.4	$250.3	$278.9
Interest expense	29.8		30.8	29.8	30.5	29.5	32.2	35.1	25.7
Interest expense tax impact	(19.1)		.1	(13.6)	(7.1)	(6.9)	(8.0)	(12.7)	(6.3)
Interest expense, after-tax	10.7		30.9	16.2	23.4	22.6	24.2	22.4	19.4
Net income attributable to noncontrolling interests of continuing operations	7.1		6.3	2.2	5.7	6.6	5.0	5.4	5.8
Earnings After-Tax—GAAP	$173.4		$511.4	$122.6	$333.5	$280.8	$318.6	$278.1	$304.1

Disclosed items, after-tax
Business separation costs	$—		$—	$—	$—	$26.5	$19.3	$6.5	$8.9
Tax (benefit) costs associated with business separation	—		—	(8.2)	—	2.7	4.1	47.7	—
Cost reduction and asset actions	—		30.9	30.0	7.2	41.2	7.2	8.7	8.8
Pension settlement loss	—		.6	3.4	2.6	—	1.4	.6	1.3
Goodwill and intangible asset impairment charge	—		—	154.1	—	—	—	—	—
Gain on land sale	—		(7.6)	—	—	—	—	—	—
Equity method investment impairment charge	—		—	79.5	—	—	—	—	—
Loss on extinguishment of debt	—		—	—	—	—	4.3	—	—
Tax election benefit	—		(111.4)	—	—	—	—		—
Tax reform repatriation	453.0		—	—	—	—	—	—	—
Tax reform rate change and other	(214.0)		—	—	—	—	—	—	—
Earnings After-Tax—Non‑GAAP	$412.4		$423.9	$381.4	$343.3	$351.2	$354.9	$341.6	$323.1

Total Capital
Short-term borrowings	$87.1		$144.0	$143.4	$122.3	$156.1	$935.8	$1,043.0	$1,478.5	$1,539.4
Current portion of long-term debt	11.3		416.4	416.0	420.5	873.3	365.4	714.9	763.6	403.1
Long-term debt	3,414.9		3,402.4	3,366.6	3,300.4	3,289.0	3,909.7	3,908.1	3,556.9	3,853.0
Total Debt	3,513.3		3,962.8	3,926.0	3,843.2	4,318.4	5,210.9	5,666.0	5,799.0	5,795.5
Total Equity	10,321.2		10,185.5	9,509.9	9,420.2	7,261.1	7,213.4	7,180.2	7,053.1	7,499.0
Noncontrolling interests of discontinued operations	—		—	—	—	—	(33.9)	(32.9)	(33.0)	(32.1)
Assets of discontinued operations	(10.2)		(10.2)	(9.8)	(9.8)	(860.2)	(1,968.5)	(1,762.0)	(1,707.1)	(2,599.2)
Total Capital	$13,824.3		$14,138.1	$13,426.1	$13,253.6	$10,719.3	$10,421.9	$11,051.3	$11,112.0	$10,663.2

Earnings After Tax—GAAP	$1,140.9					$1,181.6
Five-quarter average total capital	13,072.3					10,793.5
ROCE—GAAP items	8.7%					10.9%
Change GAAP-based Measure	(220	)bp

Earnings After Tax—Non-GAAP	$1,561.0					$1,370.8
Five-quarter average total capital	13,072.3					10,793.5
ROCE—Non-GAAP items	11.9%					12.7%
Change Non-GAAP-based Measure	(80	)bp

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OUTLOOK
Guidance provided is on a non-GAAP continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance. While we might incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q2	Full Year
2017 GAAP	$1.39	$5.16
Business separation costs	—	.12
Tax benefit associated with business separation	—	(.02)
Cost reduction and asset actions	.03	.49
Pension settlement loss	.01	.03
Goodwill and intangible asset impairment charge	—	.70
Gain on land sale	—	(.03)
Equity method investment impairment charge	—	.36
Tax election benefit	—	(.50)
2017 Non-GAAP Measure	$1.43	$6.31
2018 Non-GAAP Outlook	1.65–1.70	7.15–7.35
Change Non-GAAP	.22-.27	.84–1.04
% Change Non-GAAP	15%–19%	13%–16%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars, except for share and per share data)	2017	2016
Sales	$2,216.6	$1,882.5
Cost of sales	1,571.8	1,316.7
Selling and administrative	191.6	164.7
Research and development	14.6	15.0
Business separation costs	—	32.5
Cost reduction and asset actions	—	50.0
Other income (expense), net	22.1	24.7
Operating Income	460.7	328.3
Equity affiliates' income	13.8	38.0
Interest expense	29.8	29.5
Other non-operating income (expense), net	9.8	(.2)
Income From Continuing Operations Before Taxes	454.5	336.6
Income tax provision	291.8	78.4
Income From Continuing Operations	162.7	258.2
Income (Loss) From Discontinued Operations, net of tax	(1.0)	48.2
Net Income	161.7	306.4
Net Income Attributable to Noncontrolling Interests of Continuing Operations	7.1	6.6
Net Income Attributable to Air Products	$154.6	$299.8
Net Income Attributable to Air Products
Income from continuing operations	$155.6	$251.6
Income (Loss) from discontinued operations	(1.0)	48.2
Net Income Attributable to Air Products	$154.6	$299.8
Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.71	$1.16
Income from discontinued operations	—	.22
Net Income Attributable to Air Products	$.71	$1.38
Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.70	$1.15
Income from discontinued operations	—	.22
Net Income Attributable to Air Products	$.70	$1.37
Weighted Average Common Shares – Basic (in millions)	218.9	217.7
Weighted Average Common Shares – Diluted (in millions)	220.4	219.7
Dividends Declared Per Common Share – Cash	$.95	$.86
Other Data from Continuing Operations
Depreciation and amortization	$227.9	$206.1
Capital expenditures – Refer to page 8	$500.1	$252.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of dollars)	2017	2017
Assets
Current Assets
Cash and cash items	$2,722.6	$3,273.6
Short-term investments	407.1	404.0
Trade receivables, net	1,233.4	1,174.0
Inventories	347.4	335.4
Contracts in progress, less progress billings	85.4	84.8
Prepaid expenses	177.7	191.4
Other receivables and current assets	371.7	403.3
Current assets of discontinued operations	10.2	10.2
Total Current Assets	5,355.5	5,876.7
Investment in net assets of and advances to equity affiliates	1,258.0	1,286.9
Plant and equipment, at cost	20,040.0	19,547.8
Less: accumulated depreciation	11,408.1	11,107.6
Plant and equipment, net	8,631.9	8,440.2
Goodwill, net	790.8	721.5
Intangible assets, net	429.1	368.3
Noncurrent capital lease receivables	1,126.0	1,131.8
Other noncurrent assets	617.5	641.8
Total Noncurrent Assets	12,853.3	12,590.5
Total Assets	$18,208.8	$18,467.2
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,609.5	$1,814.3
Accrued income taxes	110.1	98.6
Short-term borrowings	87.1	144.0
Current portion of long-term debt	11.3	416.4
Current liabilities of discontinued operations	13.6	15.7
Total Current Liabilities	1,831.6	2,489.0
Long-term debt	3,414.9	3,402.4
Other noncurrent liabilities	1,921.9	1,611.9
Deferred income taxes	719.2	778.4
Total Noncurrent Liabilities	6,056.0	5,792.7
Total Liabilities	7,887.6	8,281.7
Air Products Shareholders’ Equity	10,215.3	10,086.2
Noncontrolling Interests	105.9	99.3
Total Equity	10,321.2	10,185.5
Total Liabilities and Equity	$18,208.8	$18,467.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars)	2017	2016
Operating Activities
Net income	$161.7	$306.4
Less: Net income attributable to noncontrolling interests of continuing operations	7.1	6.6
Net income attributable to Air Products	154.6	299.8
(Income) Loss from discontinued operations	1.0	(48.2)
Income from continuing operations attributable to Air Products	155.6	251.6
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	227.9	206.1
Deferred income taxes	(76.7)	(23.6)
Tax reform repatriation	310.3	—
Undistributed earnings of unconsolidated affiliates	34.0	(6.9)
Gain on sale of assets and investments	(.6)	(5.0)
Share-based compensation	11.8	9.0
Noncurrent capital lease receivables	23.3	22.3
Write-down of long-lived assets associated with restructuring	—	45.7
Other adjustments	5.3	10.7
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(34.2)	42.3
Inventories	(8.4)	9.9
Contracts in progress, less progress billings	—	(22.6)
Other receivables	23.8	(7.2)
Payables and accrued liabilities	(113.5)	10.4
Other working capital	5.5	31.6
Cash Provided by Operating Activities	564.1	574.3
Investing Activities
Additions to plant and equipment	(256.6)	(239.2)
Acquisitions, less cash acquired	(237.1)	—
Investment in and advances to unconsolidated affiliates	—	(8.8)
Proceeds from sale of assets and investments	10.6	11.4
Purchases of investments	(212.2)	—
Proceeds from investments	208.9	—
Other investing activities	1.5	(1.5)
Cash Used for Investing Activities	(484.9)	(238.1)
Financing Activities
Long-term debt proceeds	—	1.2
Payments on long-term debt	(408.6)	(14.4)
Net decrease in commercial paper and short-term borrowings	(40.7)	(772.2)
Dividends paid to shareholders	(207.5)	(186.9)
Proceeds from stock option exercises	34.4	10.7
Other financing activities	(18.7)	(12.9)
Cash Used for Financing Activities	(641.1)	(974.5)
Discontinued Operations
Cash used for operating activities	(3.1)	(59.6)
Cash used for investing activities	—	(19.4)
Cash provided by financing activities	—	69.5
Cash Used for Discontinued Operations	(3.1)	(9.5)
Effect of Exchange Rate Changes on Cash	14.0	(16.2)
Decrease in Cash and Cash Items	(551.0)	(664.0)
Cash and Cash items - Beginning of Year	3,273.6	1,330.8
Cash and Cash items - End of Period	$2,722.6	$666.8
Less: Cash and Cash Items - Discontinued Operations	—	11.3
Cash and Cash Items - Continuing Operations	$2,722.6	$655.5
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds) - Continuing operations	$61.0	$79.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Segment Total
Three Months Ended 31 December 2017
Sales	$909.8	$515.9	$643.6	$133.0	$14.3	$2,216.6
Operating income (loss)	217.2	104.5	175.5	9.5	(46.0)	460.7
Depreciation and amortization	117.8	49.1	56.8	1.6	2.6	227.9
Equity affiliates' income	18.6	13.1	14.2	.4	—	46.3
Three Months Ended 31 December 2016
Sales	$863.9	$399.7	$438.3	$147.9	$32.7	$1,882.5
Operating income (loss)	223.3	90.0	118.4	8.2	(29.1)	410.8
Depreciation and amortization	111.8	42.2	46.7	2.0	3.4	206.1
Equity affiliates' income	14.7	9.5	13.5	.3	—	38.0

Total Assets
31 December 2017	$5,878.6	$3,378.5	$4,592.3	$285.5	$4,063.7	$18,198.6
30 September 2017	5,840.8	3,276.1	4,412.1	279.6	4,648.4	18,457.0
Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended
	31 December
Operating Income	2017	2016
Segment total	$460.7	$410.8
Business separation costs	—	(32.5)
Cost reduction and asset actions	—	(50.0)
Consolidated Total	$460.7	$328.3
Below is a reconciliation of segment total equity affiliates' income to consolidated equity affiliates' income:

	Three Months Ended
	31 December
Equity Affiliates' Income	2017	2016
Segment total	$46.3	$38.0
Tax reform repatriation - equity method investment(A)	(32.5)	—
Consolidated Total	$13.8	$38.0

(A)	For additional information on the impact of the U.S. Tax Cuts and Jobs Act, including our equity affiliate impact, refer to Note 1, Income Taxes.
Below is a reconciliation of segment total assets to consolidated total assets:

	31 December	30 September
Total Assets	2017	2017
Segment total	$18,198.6	$18,457.0
Discontinued operations	10.2	10.2
Consolidated Total	$18,208.8	$18,467.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars, unless otherwise indicated)
1. INCOME TAXES
On 22 December 2017, the United States enacted the Tax Cuts and Jobs Act (“the Act”) which significantly changed existing U.S. tax laws, including a reduction in the federal corporate income tax rate from 35% to 21%, a deemed repatriation tax on unremitted foreign earnings, as well as other changes. As a result of the Act, our consolidated income statements reflect a net expense of $239.0 in the first quarter of fiscal year 2018. This includes an expense of $453.0 for the cost of the deemed repatriation tax and adjustments to the future cost of repatriation from foreign investments. This expense impacted our income tax provision by $420.5 and equity affiliate income by $32.5 for future costs of repatriation that will be borne by an equity affiliate. In addition, the income tax provision was benefited by $214.0 primarily from the re-measurement of our net U.S. deferred tax liabilities at the lower corporate tax rate.
We are reporting the impacts of the Act provisionally based upon reasonable estimates. The impacts are not yet finalized as they are dependent on factors and analysis not yet known or fully completed, including but not limited to, the final cash balances for fiscal year 2018, further book to U.S. tax adjustments for the earnings of foreign entities, the issuance of additional guidance, as well as our ongoing analysis of the Act.
As a fiscal year-end taxpayer, certain provisions of the Act become effective in our fiscal year 2018 while other provisions do not become effective until fiscal year 2019. The corporate tax rate reduction is effective as of 1 January 2018 and, accordingly, reduces our 2018 fiscal year U.S. federal statutory rate to a blended rate of approximately 24.5%.

2. NEW ACCOUNTING GUIDANCE
Presentation of Net Periodic Pension and Postretirement Benefit Cost
During the first quarter of fiscal year 2018, we adopted accounting guidance on the presentation of net periodic pension and postretirement benefit cost. Prior to adoption, all net periodic benefit costs were presented within operating costs, primarily within "Cost of sales" and "Selling and administrative." As a result of adoption, non-service costs (e.g., interest cost, expected return on plan assets, amortization of actuarial gains/losses, settlements) are now presented in our consolidated income statements outside of operating income in "Other non-operating income (expense), net." Prior period information has been reclassified to conform to the fiscal year 2018 presentation. The line item classification changes required by the new guidance did not impact the Company's pre-tax earnings or net income; however, "Operating income" and "Other non-operating income (expense), net" changed by immaterial offsetting amounts.